SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )1

                           Ista Pharmaceuticals, Inc.
-----------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
-----------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45031X 10 5
-----------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
-----------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)










--------------------------
     1      The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 45031X 10 5                                          Page 2 of 6 Pages

---------------------------------------------------------------------
1)   Name of Reporting Person                     Domain Partners
     I.R.S. Identification                           III, L.P.
     No. of Above Person
     (Entities Only)
---------------------------------------------------------------------
2)   Check the Appropriate Box                      (a) [ X ]
     if a Member of a Group                         (b) [   ]
---------------------------------------------------------------------
3)   SEC Use Only
---------------------------------------------------------------------
4)   Citizenship or Place                           Delaware
     of Organization
---------------------------------------------------------------------
Number of                     5)   Sole Voting      1,552,843 shares
Shares Beneficially                Power            of Common Stock
Owned by Each
Reporting Person
With
                              --------------------------------------------------
                              6)   Shared Voting
                                   Power                    -0-
                              --------------------------------------------------
                              7)   Sole Disposi-    1,552,843 shares
                                   tive Power       of Common Stock
                              --------------------------------------------------
                              8)   Shared Dis-
                                   positive Power           -0-
                              --------------------------------------------------

9)   Aggregate Amount Beneficially                  1,552,843 shares
         Owned by Each Reporting person             of Common Stock
---------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
---------------------------------------------------------------------
11)  Percent of Class
     Represented by                                       9.4%
     Amount in Row (9)
---------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 45031X 10 5                                          Page 3 of 6 Pages

---------------------------------------------------------------------
1)   Name of Reporting Person                     DP III Associates,
     I.R.S. Identification                          L.P.
     No. of Above Person
     (Entities Only)
---------------------------------------------------------------------
2)   Check the Appropriate Box                      (a) [ X ]
     if a Member of a Group                         (b) [   ]
---------------------------------------------------------------------
3)   SEC Use Only
---------------------------------------------------------------------
4)   Citizenship or Place                           Delaware
     of Organization
---------------------------------------------------------------------
Number of                     5)   Sole Voting      50,509 shares
Shares Beneficially                Power            of Common Stock
Owned by Each
Reporting Person
With
                              --------------------------------------------------
                              6)   Shared Voting
                                   Power                    -0-
                              --------------------------------------------------
                              7)   Sole Disposi-    50,509 shares
                                   tive Power       of Common Stock
                              --------------------------------------------------
                              8)   Shared Dis-
                              positive Power                -0-
                              --------------------------------------------------

9)   Aggregate Amount Beneficially                  50,509 shares
     Owned by Each Reporting person                 of Common Stock
---------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
---------------------------------------------------------------------
11)  Percent of Class
     Represented by                                         0.3%
     Amount in Row (9)
---------------------------------------------------------------------
12)  Type of Reporting
     Person                                                 PN

CUSIP No. 45031X 10 5                                          Page 4 of 6 Pages


---------------------------------------------------------------------
1)   Name of Reporting Person                     Domain Associates,
     I.R.S. Identification                              L.L.C.
     No. of Above Person
     (Entities Only)
---------------------------------------------------------------------
2)   Check the Appropriate Box                      (a) [ X ]
     if a Member of a Group                         (b) [   ]
---------------------------------------------------------------------
3)   SEC Use Only
---------------------------------------------------------------------
4)   Citizenship or Place                           Delaware
     of Organization
---------------------------------------------------------------------
Number of                     5)   Sole Voting      114,784 shares
Shares Beneficially                Power            of Common Stock
Owned by Each
Reporting Person
With
                              --------------------------------------------------
                              6)   Shared Voting
                                   Power                    -0-
                              --------------------------------------------------
                              7)   Sole Disposi-    114,784 shares
                                   tive Power       of Common Stock
                              --------------------------------------------------
                              8)   Shared Dis-
                              positive Power                -0-
                              --------------------------------------------------

9)   Aggregate Amount Beneficially                  114,784 shares
     Owned by Each Reporting person                 of Common Stock
---------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
---------------------------------------------------------------------
11)  Percent of Class
     Represented by                                         0.7%
     Amount in Row (9)
---------------------------------------------------------------------
12)  Type of Reporting
     Person                                                 OO

CUSIP No. 45031X 10 5                                          Page 5 of 6 Pages


                         Amendment No. 1 to Schedule 13G
                         -------------------------------

          Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on February 13, 2001 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following items of the Schedule 13G are hereby amended and restated as follows:

Item 4 -        Ownership.

                (a)   Amount Beneficially Owned:

                Domain III: 1,552,843 shares of Common Stock
                DP III A: 50,509 shares of Common Stock
                DA: 114,784 shares of Common Stock

                (b)   Percent of Class:

                Domain III: 9.4%
                DP III A: 0.3%
                DA: 0.7%

                (c)   Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote:

                Domain III: 1,552,843 shares of Common Stock
                DP III A: 50,509 shares of Common Stock
                DA: 114,784 shares of Common Stock

                (ii)  shared power to vote or to direct the vote:  -0-

                (iii) sole power to dispose or to direct the disposition of:


                Domain III: 1,552,843 shares of Common Stock
                DP III A: 50,509 shares of Common Stock
                DA: 114,784 shares of Common Stock

                (iv) shared power to dispose or to direct the disposition of: -0-

CUSIP No. 45031X 10 5                                          Page 6 of 6 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        DOMAIN PARTNERS III, L.P.
                                        By:  One Palmer Square Associates III,
                                        L.P., General Partner

                                        By /s/ Kathleen K. Schoemaker
                                          --------------------------------
                                                 General Partner


                                        DP III ASSOCIATES, L.P.
                                        By:  One Palmer Square Associates III,
                                        L.P., General Partner

                                        By /s/ Kathleen K. Schoemaker
                                          --------------------------------
                                                 General Partner


                                        DOMAIN ASSOCIATES, L.L.C.


                                        By /s/ Kathleen K. Schoemaker
                                          --------------------------------
                                                 Managing Member


Date: January 30, 2002